UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  September 25, 2011

BELLA PETRELLA’S HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-169145	27-0645694
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 South Edison Avenue, Tampa, FL 33606
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 516-375-6649

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Our subsidiary, Philly Westshore Franchising Enterprises, Inc., entered into a Territory Representative Agreement for the State of Georgia on September 25, 2011.  Under the agreement, we appointed Westshore Georgia, Inc. for a term of ten years, subject to extension, as our exclusive representative to market and sell franchises for our pizza and sandwich sports bar restaurants and to open our franchised pizza and sandwich sports bar restaurants.  We received an “area development fee” of $30,000 for the appointment.  Franchisees obtained by Westshore Georgia must enter into franchise agreements with us for any restaurants they intend to open and operate.  Westshore Georgia must also enter into franchise agreements with us for any restaurants it intends to open and operate.  Westshore Georgia is required under the agreement to sell franchises as our representative and/or open one pizza and sandwich sports bar restaurant each year during the ten year term of the agreement.

Concurrent with the appointment of Westshore Georgia as our territory representative for the State of Georgia, we entered into a franchise agreement with it for one pizza and sandwich sports bar restaurant to be developed and opened at a location in Georgia subject to our approval within 180 days.  We received a nonrecurring and non-refundable fee of $30,000 for the agreement.  Operation of the franchise is subject to our normal ongoing franchise fee payments.

         Robert Vasaturo III, the son of Robert Vasaturo, Jr., owns one-third of the stock of Westshore Georgia.  Robert Vasaturo Jr. is the President of Philly Westshore Franchising Enterprises, Inc.

         We are not filing the Territory Representative Agreement and the Franchise Agreement as exhibits to this report on Form 8-K because the agreements are our standard commercial agreement we use for all representatives and all franchisees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLA PETRELLA’S HOLDINGS, INC.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chief Executive Officer

September 30, 2011